Exhibit 99.1

FirstEnergy Corp.	For Release: June 9, 2025
341 White Pond Drive
Akron, Ohio 44320
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Karen Sagot
(330) 384-5247	(330) 761-4286

FirstEnergy Announces Proposed Offering of $950 Million of
Convertible Senior Notes Due 2029 and $850 Million of
Convertible Senior Notes Due 2031

AKRON, Ohio – FirstEnergy Corp. (NYSE: FE) (“FirstEnergy”) announced today that it intends to offer, subject to market and other conditions, $950 million aggregate principal amount of convertible senior notes due 2029 (such series, the “2029 Notes”) and $850 million aggregate principal amount of convertible senior notes due 2031 (such series, the “2031 Notes” and, together with the 2029 Notes, the “Notes”) in a private placement under the Securities Act of 1933, as amended (the “Securities Act”). FirstEnergy also intends to grant to each of the initial purchasers of the Notes an option to purchase, within a 13-day period from, and including, the date on which the convertible notes are first issued, up to an additional $150 million aggregate principal amount of the 2029 Notes and an additional $150 million aggregate principal amount of the 2031 Notes.

FirstEnergy intends to use the net proceeds from the offering of the Notes for (i) the repurchase of all or a portion of the $1.5 billion aggregate principal amount outstanding of its 4.00% convertible senior notes due May 1, 2026, (ii) the repayment, redemption or refinancing of existing indebtedness, (iii) general corporate purposes, or (iv) any combination of the foregoing. FirstEnergy’s management will have broad discretion in determining how the net proceeds from the offering will be used.

The Notes will be unsecured and unsubordinated obligations of FirstEnergy, and will be convertible at the option of the holders of each series of Notes upon satisfaction of certain conditions and during certain periods. Interest will be payable semiannually in arrears. FirstEnergy will settle conversions of the Notes by paying cash up to the aggregate principal amount of the convertible notes to be converted and paying or delivering, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the Notes being converted. The interest rate, initial conversion rate and other terms of each series of Notes will be determined at the pricing of the offering.

The offering is being made to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. Any offers of the Notes will be made only by means of a private offering memorandum. None of the Notes or any shares of the common stock issuable upon conversion of the Notes have been or are expected to be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any shares of common stock issuable upon conversion of the Notes, nor will there be any sale of the Notes or any such shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FirstEnergy Corp.

FirstEnergy is dedicated to integrity, safety, reliability and operational excellence. Its electric distribution companies form one of the nation's largest investor-owned electric systems, serving more than 6 million customers in Ohio, Pennsylvania, New Jersey, West Virginia, Maryland and New York. The company's transmission subsidiaries operate approximately 24,000 miles of transmission lines that connect the Midwest and Mid-Atlantic regions. Follow FirstEnergy online at www.firstenergycorp.com and on X @FirstEnergyCorp.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management and unless the context requires otherwise, references to “we,” “us,” “our” and “FirstEnergy” refers to FirstEnergy Corp. and its subsidiaries. Such statements are subject to certain risks and uncertainties and readers are cautioned not to place undue reliance on these forward-looking statements. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “intend,” “believe,” “project,” “estimate,” “plan” and similar words. These statements include declarations regarding management’s intents, beliefs and current expectations, including statements regarding FirstEnergy Corp.’s current expectations and beliefs as to the pricing and closing of the convertible notes offering and use of the proceeds thereof. These forward-looking statements are not guarantees of future performance and they are based on management’s expectations that involve or rely on a number of known and unknown risks, uncertainties and other factors that are difficult to predict or are beyond our control, and reflect management’s beliefs and assumptions based on information available at the time the statements are made. FirstEnergy Corp. cautions you that actual results may differ materially from those expressed, implied or forecast by the forward-looking statements. Risks that may cause these forward-looking statements to be inaccurate or incorrect include, among others whether we will be able to consummate the convertible notes offering; the final terms of the convertible notes offering; the satisfaction of customary closing conditions with respect to the convertible notes offering; prevailing market conditions; the anticipated use of net proceeds of the convertible notes offering which could change as a result of market conditions or for other reasons; and the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, including, but not limited to, the most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. FirstEnergy Corp. expressly disclaims any obligation to update or revise, except as required by law, any forward-looking statements contained herein or in the information incorporated by reference as a result of new information, future events or otherwise.

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